                                                                    Exhibit 10.2

                                                                           FINAL
                                                                    CONFIDENTIAL



                                    LICENSE &

                               TECHNOLOGY TRANSFER

                                    AGREEMENT

                                 BY AND BETWEEN

                              EVERGREEN SOLAR, INC.

                                       AND

                                   EVERQ GMBH

                                TABLE OF CONTENTS

ARTICLE 1 Definitions................................................................................................   1

         1.1      Construction.......................................................................................   1
         1.2      Definitions........................................................................................   1

ARTICLE 2 Rights and Licenses........................................................................................   5

         2.1      E License Grant to VentureCo.......................................................................   5
         2.2      VentureCo License Grant to E.......................................................................   5
         2.3      Reservation of Rights; No Implied Licenses.........................................................   5

ARTICLE 3 Technology Transfer........................................................................................   5

         3.1      Quarterly Meetings.................................................................................   5
         3.2      Delivery of Technical Deliverables.................................................................   5
         3.3      Copies.............................................................................................   6

ARTICLE 4 Consideration and Payment..................................................................................   6

         4.1      Material New IP - VentureCo Request................................................................   6
         4.2      VentureCo Request for MNIP.........................................................................   6
         4.3      Exclusion..........................................................................................   6
         4.4      Royalty on MNIP....................................................................................   7
         4.5      Royalty Evaluation by Experts......................................................................   9
         4.6      Tax Authority Challenges...........................................................................  10
         4.7      Royalty Calculations...............................................................................  10
         4.8      Payment............................................................................................  10
         4.9      Currency...........................................................................................  10
         4.10     Taxes..............................................................................................  10
         4.11     Audit..............................................................................................  10
         4.12     Separate Agreements................................................................................  11
         4.13     Prospective Basis..................................................................................  11
         4.14     Waiver.............................................................................................  11

ARTICLE 5 Intellectual Property Rights...............................................................................  11

         5.1      Ownership..........................................................................................  11
         5.2      Enforcement of Jointly Owned Intellectual Property Rights..........................................  13
         5.3      Third Party Licenses...............................................................................  14
         5.4      Further Cooperation................................................................................  14

ARTICLE 6 Warranties.................................................................................................  14

         6.1      Representations and Warranties.....................................................................  14
         6.2      Remedy.............................................................................................  15
         6.3      Disclaimer.........................................................................................  15

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                                TABLE OF CONTENTS

ARTICLE 7 Confidential Information...................................................................................  15

         7.1      Confidential Information...........................................................................  15

ARTICLE 8 Term.......................................................................................................  15

         8.1      Term...............................................................................................  15
         8.2      Effect of Termination..............................................................................  16

ARTICLE 9 General Provisions.........................................................................................  16

         9.1      Limitation of Liability............................................................................  16
         9.2      Notices............................................................................................  16
         9.3      Language...........................................................................................  17
         9.4      Amendments and Waivers.............................................................................  18
         9.5      Assignment.........................................................................................  18
         9.6      Entire Agreement; Severability.....................................................................  18
         9.7      Other Remedies; Specific Performance...............................................................  18
         9.8      Governing Law and Dispute Resolution...............................................................  18
         9.9      Compliance with Laws and Regulations...............................................................  19
         9.10     Export.............................................................................................  19
         9.11     Force Majeure......................................................................................  19
         9.12     Independent Contractors............................................................................  19
         9.13     Third Party Beneficiaries..........................................................................  19
         9.14     Counterparts.......................................................................................  19

                                                                    CONFIDENTIAL


                                    LICENSE &
                               TECHNOLOGY TRANSFER
                                    AGREEMENT

      This License & Technology Transfer Agreement (this "AGREEMENT") is made by and between Evergreen Solar, Inc., a Delaware corporation ("E"), and EverQ GmbH, a limited liability company (GmbH), incorporated under the laws of the Federal Republic of Germany ("VENTURECO"), as of the Signing Date. E and VentureCo are hereinafter referred to individually by their respective names or as "PARTY" and collectively as "PARTIES."

                                    RECITALS:

      WHEREAS, as of the Signing Date, E and Q-Cells AG ("Q") entered into that certain Master Joint Venture Agreement (Notarial Deed nr. 7/2005 of the Berlin notary public Dr. Rudolf von Hanstein, the "MASTER AGREEMENT") which is deemed to be incorporated into this Agreement where this Agreement refers to the Master Agreement (and remains incorporated notwithstanding termination of the Master Agreement), pursuant to which, among other things, the Parties have agreed to enter this Agreement;

      WHEREAS, as of the Signing Date, Q and VentureCo are entering into that certain License and Technology Transfer Agreement (the "Q LICENSE AGREEMENT");

      NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   Definitions

      1.1 Construction. Capitalized terms not defined herein shall have the meanings set forth in the Master Agreement. The interpretation of this Agreement shall be governed by those principles set forth in SECTION 1.2 (Headings and Other Interpretation) of the Master Agreement.

      1.2   Definitions. As used herein:

            "ADDED VALUE" means increased value through sale of a Licensed Product attributable [*] incorporated into or used to manufacture that Licensed Product, calculated with reference to [*].

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      [*] This provision is the subject of a Confidential Treatment Request.

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                                                                    CONFIDENTIAL

            "DIRECT PRODUCTION COSTS" means all [*] required for the production of a Licensed Product, and [*] associated with manufacturing a Licensed Product incorporating MNIP.

            "E IP" means the E Technology and E Intellectual Property Rights.

            "E INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights owned or Licensable by E or its Affiliates during the Initial Period and (with respect to certain MNIP and other Intellectual Property Rights as described in this Agreement) 2 Year Post Termination Period, that relate to the manufacture, production, assembly, use or sale of Licensed Products, or which would, without the licenses herein, be infringed or violated by the operation of VentureCo's business or its commercialization of products as contemplated in the Master Agreement. "E INTELLECTUAL PROPERTY RIGHTS" includes those Intellectual Property Rights listed in PART 1 of EXHIBIT A and (once available for commercial use), in PART 2 OF EXHIBIT A but excludes those Intellectual Property Rights listed in PART 3 of EXHIBIT A ("EXCLUDED E INTELLECTUAL PROPERTY RIGHTS"). For the avoidance of doubt, "E Intellectual Property Rights" excludes (i) other MNIP, but does not exclude MNIP identified and made available to VentureCo subject to royalty terms stated in ARTICLE 4 (Consideration and Payment), (ii) other Intellectual Property Rights for improvements or other inventions that are made after the Initial Period (except to the extent regulated in the context of support services to VentureCo pursuant to an applicable agreement), and (iii) in the event of an acquisition of E, Intellectual Property Rights of the acquirer of E.

            "E PERCENT REDUCTION DATE" means [*];

            "E TECHNICAL DELIVERABLES" means any reasonably available documentation, records and other tangible items constituting E Technology and E Intellectual Property Rights, including any such items specified in PART 1 of EXHIBIT A.

            "E TECHNOLOGY" means all Technology owned or Licensable by E or its Affiliates during the Initial Period and (with respect to certain MNIP and other Technology as described in this Agreement) [*] Post Termination Period, that relates to the manufacture, production, assembly, use or sale of Licensed Products and the operation of VentureCo's business and commercialization of products as contemplated in the Master Agreement. "E TECHNOLOGY" includes Technology relating to items described in PART 1 of EXHIBIT A ("INCLUDED E TECHNOLOGY") and (once available for commercial use) relating to MNIP described in PART 2 OF EXHIBIT A, but excludes Technology relating to items described in
PART 3 of EXHIBIT A ("EXCLUDED E TECHNOLOGY"). For the avoidance of doubt, E Technology excludes (i) other MNIP, but does not exclude Technology identified and made available to VentureCo as MNIP subject to royalty terms stated in
ARTICLE 4 (Consideration and Payment), (ii) other Technology created after the Initial Period (except to the extent regulated in the context of support services to VentureCo pursuant to an applicable agreement), and (iii) in the event of an acquisition of E, Intellectual Property Rights of the acquirer of E.

            "EXCLUDED E TECHNOLOGY" has the meaning set forth in SECTION 1.2(G) (E Technology).

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      [*] This provision is the subject of a Confidential Treatment Request.

                                                                    CONFIDENTIAL

            "INITIAL PERIOD" means the time period commencing on the License Effective Date and ending on the Termination Date.

            "INTELLECTUAL PROPERTY RIGHTS" means all rights in, to, or arising out of: (i) any Patents; (ii) inventions, discoveries (whether patentable or not in any country), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data; (iii) copyrights, copyright registrations, mask works, mask work registrations, and applications therefor in the U.S. or any foreign country, and all other rights corresponding thereto throughout the world; and (iv) any other proprietary rights in or to Technology anywhere in the world.

            "JOINTLY OWN" has the meaning set forth in SECTION 5.1(A)(I) (Definition).

            "LICENSABLE" means possession of the ability to grant a license or sublicense of, or within, the scope provided for in this Agreement without payment of any fee to, or violating the terms of any agreement or other arrangements with a Third Party and without violating any applicable laws, rules or regulations.

            "LICENSE EFFECTIVE DATE" means the Second Capital Contribution Date.

            "LICENSED PRODUCTS" means Wafers, Cells, and/or Modules, as the case may be, in which the Wafers are made using String Ribbon Technology.

            "MARKET RATE" means [*].

            "MATERIAL NEW IP" or "MNIP" means Intellectual Property Rights and Technology developed or Licensable by E only after the License Effective Date (and involving certain levels of investment or achievement by E), that substantially and materially reduce Direct Production Costs of Licensed Products or substantially increase the output, effectiveness, utility or value of Licensed Products, including, without limitation, Intellectual Property Rights and Technology developed by or Licensable by E listed in PART 2 of EXHIBIT A. To avoid doubt, MNIP comprises, without limitation, Intellectual Property Rights and Technology that reduce Direct Production Costs of Licensed Products by [*]. Notwithstanding anything to the contrary, MNIP shall not include any Excluded E Intellectual Property Rights or, in the event of an acquisition of E, Intellectual Property Rights of the acquirer of E.

            "PATENTS" means any U.S., international or foreign patent or any application therefor and any and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

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      [*] This provision is the subject of a Confidential Treatment Request.

                                                                    CONFIDENTIAL

            "PHASE 2 ROYALTY" means (with respect to the use of MNIP) the quantum of royalty or equivalent fees (called "royalty") including rate and formula for calculating actual royalty payable, based on [*].

            "POST TERMINATION PERIOD" means the time period commencing immediately after the Termination Date. "[*] POST TERMINATION PERIOD" means the [*] period commencing immediately after the Termination Date. "[*] POST TERMINATION PERIOD" means the [*] period commencing immediately after the Termination Date.

            "REGISTERED E INTELLECTUAL PROPERTY RIGHTS" means all E Intellectual Property Rights (including Patents) that have been registered, filed, issued or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority, including any applications for filings for any such rights.

            "STRING RIBBON" means [*].

            "TECHNOLOGY" means information and technology in tangible and/or intangible form and materials, embodiments, implementations or improvements of any technology, including, but not limited to: software, media, data collections, databases, techniques, methods, processes, formulae, systems, hardware, equipment, prototypes, proofs of concept, apparatuses, hardware, software, algorithms, files, routines, documents, designs, drawings, plans, specifications and the like.

            "TERMINATION DATE" means the date on which the Master Agreement is terminated in accordance with its terms.

            "VENTURECO INTELLECTUAL PROPERTY RIGHTS" means all Intellectual Property Rights developed after the Closing Date and owned (solely or jointly) by VentureCo that relate or which would, without the licenses set forth herein, be infringed or violated by making, using, selling, importing or otherwise exploiting Wafers, Cells and Modules.

            "VENTURECO IP" means VentureCo Technology and VentureCo Intellectual Property Rights.

            "VENTURECO TECHNOLOGY" means all technology developed after the Closing Date and owned (solely or jointly) by VentureCo that relates to the making, using, selling, importing or other exploiting Wafers, Cells and Modules.

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      [*] This provision is the subject of a Confidential Treatment Request.

                                                                    CONFIDENTIAL

                                    ARTICLE 2

                               RIGHTS AND LICENSES

      2.1 E License Grant to VentureCo. Subject to the terms and conditions of this Agreement, E hereby grants and agrees to grant to VentureCo, effective upon the License Effective Date, a world-wide, non-exclusive, non-transferable, perpetual, irrevocable, fully paid-up and royalty-free (except as provided in ARTICLE 4 (Consideration and Payment)) license, without the right to sublicense, under the E Intellectual Property Rights, to make (but not have made), use, sell, offer for sale, import or otherwise commercialize or exploit Licensed Products, to use the E Technology in connection with the foregoing, and to otherwise operate VentureCo and commercialize its products as contemplated in the Master Agreement.

      2.2 VentureCo License Grant to E. VentureCo hereby grants and agrees to grant to E a world-wide, non-exclusive, non-transferable (except pursuant to SECTION 9.5 (Assignment)), perpetual, irrevocable, fully paid-up, royalty-free, fully sublicensable, license, under the VentureCo Intellectual Property Rights developed in the Initial Period and [*] Post Termination Period, to make, use, sell, offer for sale, import or otherwise commercialize or exploit Wafers, Cells and Modules.

      2.3 Reservation of Rights; No Implied Licenses. All rights not granted herein are reserved. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to a Party's Intellectual Property Rights or Technology except as expressly set forth herein.

                                    ARTICLE 3

                               TECHNOLOGY TRANSFER

      3.1   Quarterly Meetings.

            (a) New Developments. During the Initial Period and [*] Post Termination Period, the Parties shall meet on a quarterly basis (or as otherwise agreed upon by the Parties) to discuss (and E shall advise VentureCo of) any material or other E IP or VentureCo IP that was acquired, developed or became Licensable since the prior quarterly meeting.

            (b) Defining Material New IP. During the quarterly meetings described above, the Parties shall also determine whether new Intellectual Property Rights and Technology of or Licensable by E comprise Material New IP. The Parties intend that if E develops certain valuable MNIP, it may be appropriate for E to receive royalty for VentureCo's use thereof in accordance with ARTICLE 4 (Consideration and Payment). The Parties' obligations with respect to MNIP will be governed by ARTICLE 4 (Consideration and Payment).

      3.2 Delivery of Technical Deliverables. E shall deliver to VentureCo at least one copy of all E Technical Deliverables, in electronic form when practicable, within [*] after the License Effective Date OR (as applicable),

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      [*] This provision is the subject of a Confidential Treatment Request.

                                                                    CONFIDENTIAL

            (a) in the case of MNIP listed in EXHIBIT A PART 2, promptly upon commercial availability (subject to applicable royalties),

            (b) in the case of MNIP available in the Initial Period (other than that in EXHIBIT A PART 2), promptly after VentureCo's election to acquire that MNIP (subject to applicable royalties), and

            (c) in the case of MNIP available after the E Interest Reduction Date or Termination Date, promptly after VentureCo's election to acquire that MNIP and determination of applicable royalties .

Subject to ARTICLE 4 (Consideration and Payment), during the Initial Period and the Post Termination Period, E shall periodically and promptly deliver to VentureCo copies of E Technical Deliverables that have not been previously delivered, including E Technical Deliverables relating to E IP acquired or Licensable after the License Effective Date.

      3.3 Copies. VentureCo may copy, modify and otherwise use the E Technical Deliverables in accordance with and subject to the restrictions and licenses set forth herein as necessary to exercise the rights granted hereunder. VentureCo agrees to maintain a document control system to control copies of such E Technical Deliverables and otherwise treat such information as E's Confidential Information subject to the provisions of ARTICLE 7 (Confidential Information).

                                    ARTICLE 4

                            CONSIDERATION AND PAYMENT

      4.1 Material New IP - VentureCo Request. If E has developed Material New IP in the Initial Period or [*] Post Termination Period, E shall promptly submit a general, written description of the Material New IP to VentureCo. This does not apply to Material New IP listed in EXHIBIT A, PART 2 (which is deliverable pursuant to SECTION 3.2 (Delivery of Technical Deliverables) as set forth therein).

      4.2 VentureCo Request for MNIP. Upon and following the submission of descriptions of MNIP described in SECTION 4.1 (Material New IP - VentureCo Request), VentureCo shall be entitled to request from E a license under the MNIP in writing, subject to the terms and conditions of this Agreement, and subject to payment of royalties specified in SECTION 4.4 (Royalty on MNIP).

      4.3 Exclusion. If VentureCo is not interested in obtaining a license to Material New IP, then VentureCo shall notify E to that effect within [*] of receipt of E's description of the relevant MNIP. After receiving such notice, E may amend Exhibit A to this Agreement to add such MNIP to PART 3 OF EXHIBIT A (and it shall thereby be excluded from the scope of the license granted in SECTION 2.1 (E License Grant to VentureCo)).

                                                                    CONFIDENTIAL

      4.4 Royalty on MNIP. Upon and following VentureCo's request to acquire MNIP (or at other relevant times as stated below), the Parties will promptly determine or (as applicable) enter into arm's length negotiations in good faith to determine the royalty applicable to that MNIP, as stated in the following paragraphs,

      (a)   ROYALTY - MNIP DEVELOPED AND AVAILABLE IN INITIAL PERIOD PRIOR TO
[*]

      The royalty and other fees (if any) (collectively "ROYALTY") payable for the use of MNIP including that in EXHIBIT A PART 2, that is developed and commercially available in the Initial Period prior to [*], is the following:

      [*]

      The royalty will be calculated on a quarterly basis on all Licensed Products for which the MNIP was used, that were sold in the relevant quarter. MNIP or (as applicable) E IP was "USED FOR" Licensed Products (for purposes of SECTION 4.4 (Royalty on MNIP)) if incorporated into or used in the manufacture of those Licensed Products.

      [*]


      (b)   ROYALTY - MNIP DEVELOPED AND AVAILABLE IN PERIOD AFTER [*]

      The royalty payable for the use of MNIP that is developed and commercially available after the [*] is the Phase 2 Royalty. [*] Either Party may initiate valuation/determination of the Phase 2 Royalty by experts subject to SECTION 4.5 (Royalty Evaluation by Experts).

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      [*] This provision is the subject of a Confidential Treatment Request.

                                                                    CONFIDENTIAL

      That royalty agreed or determined (as applicable) shall be the Phase 2 Royalty that applies to MNIP described in this paragraph (b) [*]. The royalty will be calculated on a quarterly basis on all Licensed Products for which the MNIP was used, that were sold in that quarter, subject to
      SECTION 4.7 (Royalty Calculations).

      (c) ROYALTY - ON MNIP USED PRIOR TO AND AT TERMINATION DATE, IN POST TERMINATION PERIOD - [*]

      [*]


      (d) ROYALTY - ON E IP AND MNIP USED PRIOR TO AND AT TERMINATION DATE, IN [*] POST TERMINATION PERIOD - [*]

      VentureCo shall pay E royalty for E IP and MNIP [*].

      [*] Either Party may initiate determination or valuation of the [*] royalty by experts subject to SECTION 4.5 (Royalty Evaluation by Experts). The agreed or (as applicable) specified royalty shall be the [*] royalty. The royalty will be calculated on a quarterly basis on all Licensed Products for which the E IP or MNIP was used, that were sold in that quarter, subject to SECTION 4.7 (Royalty Calculations).

      (e) ROYALTY - ON E IP AND MNIP USED PRIOR TO AND AT THE TERMINATION DATE, AFTER [*] POST TERMINATION PERIOD - [*]

      VentureCo shall pay E royalties for E IP and MNIP (available prior to and at the Termination Date) used for Licensed Products sold in volumes [*], after the [*] Post Termination Period. [*]

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      [*] This provision is the subject of a Confidential Treatment Request.

                                                                    CONFIDENTIAL

      [*] Either Party may initiate determination or valuation of the [*] royalty by experts subject to SECTION 4.5 (Royalty Evaluation by Experts). The agreed or (as applicable) specified royalty shall be the [*] royalty. The royalty will be calculated on a quarterly basis on all Licensed Products for which the E IP or MNIP was used, that were sold in that quarter.

      (f) ROYALTY - MNIP DEVELOPED AND AVAILABLE IN THE [*] POST TERMINATION PERIOD (NOT AVAILABLE IN THE INITIAL PERIOD)

      The royalty payable for the use of MNIP developed and commercially available in the [*] Termination Period is [*] royalty. [*] Either Party may initiate valuation/determination of [*] royalty by experts subject to
      SECTION 4.5 (Royalty Evaluation by Experts).

      [*] The royalty will be calculated on a quarterly basis on all Licensed Products for which the MNIP was used, that were sold in that quarter.

      4.5 Royalty Evaluation by Experts. If the Parties cannot agree on the Phase 2 Royalty, [*] royalty, or Added Value for MNIP within [*] after initiation or commencement of negotiations to determine such royalty or value, then the following applies: Each Party shall retain at its expense an independent professional Third Party expert with expertise evaluating licenses in the photovoltaic industry.

      (a) Subject to execution of customary confidentiality agreements by the independent experts, VentureCo and E shall provide or cause to be provided to each expert all material information, including any material changes in such information, reasonably necessary to make the determination or reasonably requested by the experts.

      (b) Within [*] after the [*] period referenced above, each Party shall submit a final proposal for the relevant Phase 2 Royalty, [*] royalty, or Added Value for MNIP with a supporting analysis prepared in writing by its retained expert, to the other Party and to the "Arbitrator." The Arbitrator shall be a person with expertise in evaluating licenses in the photovoltaic industry, shall not have a material business relationship with either Party and shall be reasonably acceptable to both Parties. If the Parties have not agreed on an Arbitrator, the Parties will each select an Arbitrator (within the stated [*] period) satisfying the above criteria and the selected Arbitrators will select a third. In that case, the decision of a majority of the Arbitrators will control and shall be final and binding on both Parties.

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      [*] This provision is the subject of a Confidential Treatment Request.

                                                                    CONFIDENTIAL

      (c) If one Party does not submit in a timely manner a final proposal, then the proposal of the other Party shall be used to establish the relevant Phase 2 Royalty, [*] royalty, or Added Value for MNIP.

      4.6 Tax Authority Challenges. In the event that the tax authority successfully challenges the adequacy or amount of the royalty or the applicable tax provisions change, then the parties will use best reasonable efforts to renegotiate to establish a royalty rate consistent with the requirements of applicable law in a manner that does not adversely affect or increase the financial burden on VentureCo.

      4.7 Royalty Calculations. Royalties shall not be due with respect to Licensed Products for which all or part of the purchase price has been refunded [*] of delivery (and such refunded amounts will be deducted from amounts to which the relevant royalty rate is applied).

      4.8   Payment. To the extent applicable, VentureCo shall, within thirty
(30) days after the end of each calendar quarter during the term of this Agreement, prepare a report summarizing the royalty payable to E pursuant to
ARTICLE 4 (Consideration and Payment) including a description and basis of the calculation thereof. VentureCo shall provide copies of such report to E, and VentureCo's payment to E shall accompany such report.

      4.9   Currency. All payments hereunder shall be made in Euros.

      4.10 Taxes. With respect to royalties payable by VentureCo to E under this Agreement, VentureCo shall promptly notify E of any requirement under applicable law to deduct or withhold an amount on behalf of E on account of any tax and, if so required under applicable law, VentureCo shall: (i) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon determination by VentureCo that such deduction or withholding is required; and (ii) promptly forward to E an official receipt (or certified copy), or other documentation reasonably acceptable to E, evidencing such payment to such authorities. To the extent that E cannot or will not be able to take a full credit against its tax liability for the current or prior taxable years for the full amount of the withholding tax deducted or withheld by VentureCo and is otherwise unable to reduce or eliminate such withholding tax liability on its own, then the Parties shall cooperate with each other and use all reasonable efforts to reduce or eliminate such tax liability in a lawful and appropriate manner to the extent such does not result in additional liability to VentureCo.

      4.11 Audit. Each Party shall maintain complete and accurate accounting records, in accordance with sound accounting practices, to support and document the royalties or payments payable in connection with this Agreement. Such records shall be retained for a period of at least three (3) years after the royalties which relate to such records have been accrued and paid. Each Party shall, upon written request from the other, provide access to such records to such Party for the purposes of audit. If any such audit discloses a shortfall in payment (or an overcharge, as the case may be) of more than [*] for any quarter, the audited Party agrees to pay or reimburse the other Party for the expenses of such audit, and the Parties shall reconcile payments in accordance with the results of the audit.

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      [*] This provision is the subject of a Confidential Treatment Request.

                                                                    CONFIDENTIAL

      4.12 Separate Agreements. MNIP shall be licensed pursuant to a separate written agreement between the Parties (which incorporates the terms of this Agreement as supplemented by royalties applicable to the relevant MNIP). No license to Material New IP is granted under this Agreement; provided, however, that MNIP listed in EXHIBIT A PART 2 shall be licensed to VentureCo (subject to applicable royalty) immediately on commercial availability pursuant to this Agreement.

      4.13 Prospective Basis. Any royalties or payments agreed upon by the Parties for MNIP shall be owed on a prospective basis, and not for any products made, used, sold, offered for sale, or imported prior to VentureCo's receipt of the written description from E referred to in SECTION 4.1 (Material New IP - VentureCo Request).

      4.14 Waiver. Notwithstanding the foregoing, if E discloses any Material New IP prior to the Parties' final agreement pursuant to ARTICLE 4 (Consideration and Payment), and VentureCo has used, incorporated or relied on such Material New IP in a manner that cannot be readily ceased or undone without additional cost or adversely affecting its operations, then such Material New IP shall be deemed to be included within the scope of the license grant hereunder and E shall waive its rights under SECTION 4.1 (Material New IP - VentureCo Request) with respect thereto.

                                    ARTICLE 5

                          INTELLECTUAL PROPERTY RIGHTS

      5.1   Ownership.

            (a) Joint Inventions. E and VentureCo shall Jointly Own all right, title and interest in all Intellectual Property Rights that personnel of E and VentureCo (including third parties working on each Party's behalf) jointly create.

                  (i) Definition. For purposes of this SECTION 5.1 (Ownership), "JOINTLY OWN" means that, subject to the terms of the licenses granted and other provisions of this Agreement, each Party or owner thereof is free to exploit such rights and, subject to SECTION 5.2 (Enforcement of Jointly Owned Intellectual Property Rights), authorize others to do so, with no obligation to account to the other Party or owner, for profits or otherwise, and each Party hereby waives any right it may have under the laws of any country to require such consent or accounting. In the event that either or both Parties are pursuing enforcement pursuant to SECTION 5.2 (Enforcement of Jointly Owned Intellectual Property Rights), any licensing of the respective Jointly Owned Intellectual Property Right to the alleged Third Party infringer shall be pursued (with the intent that the actual or alleged infringement is regularized by appropriate license terms) by the Party or Parties pursuing the action until the conclusion of the respective action.

                  (ii)  Prosecution and Maintenance By VentureCo. Subject to
SECTION 5.1(C) (Expenses and Assistance), VentureCo shall have the initial right, at its option, to control the filing for, prosecution and maintenance of any Intellectual Property Rights that claim or disclose inventions that the Parties Jointly Own pursuant to SECTION 5.1(A) (Joint Inventions), provided that

                                                                    CONFIDENTIAL

VentureCo shall consult with and keep E reasonably informed on matters regarding such filing, prosecution and maintenance. In such case, subject to 5.1(C) (Expenses and Assistance), E shall reasonably assist VentureCo, as VentureCo reasonably requests, in VentureCo's efforts to file for, prosecute and/or maintain the Jointly-Owned Intellectual Property Rights. For purposes of this
SECTION 5.1(A) (Joint Inventions), "PROSECUTION AND MAINTENANCE" of Intellectual Property Rights shall be deemed to include, without limitation, responding to office actions, payment of maintenance and annuity fees, and conduct of interferences or oppositions, and/or requests for re-examinations, reissues or extensions of patent terms.

                  (iii) By the Jointly Owning Party. To the extent that VentureCo elects not to file, prosecute or maintain any Intellectual Property Right jointly owned by VentureCo and E and not Q, or pay any fee related thereto, E shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such Intellectual Property Right, provided that E shall consult with and keep VentureCo reasonably informed of matters regarding such filing, prosecution and maintenance. To the extent that VentureCo elects not to file, prosecute or maintain any Intellectual Property Right Jointly Owned by VentureCo, E and Q, or pay any fee related thereto, VentureCo shall notify Q and E, and Q and E shall have the right, at their option, to jointly control the filing, prosecution and/or maintenance of any such Intellectual Property Right, provided that Q and E shall consult with and keep VentureCo reasonably informed of matters regarding such filing, prosecution and maintenance. To the extent that E or Q elects not to file, prosecute or maintain any such Jointly Owned Intellectual Property Right, or pay any fee related thereto, it shall inform the other, and such other Party shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such Intellectual Property Right, provided that such Party shall consult with the other Party and VentureCo and keep such parties reasonably informed of matters regarding such filing, prosecution and maintenance.

            (b) Sole Inventions. Subject to the foregoing, each Party shall own all right, title and interest in all Intellectual Property Rights invented or authored solely by such Party's personnel (including third parties working on such Party's behalf). For purposes of clarification, E retains ownership of Intellectual Property Rights developed as of the License Effective Date and otherwise developed outside of its cooperation with VentureCo, including without limitation any E Technology and E Intellectual Property Rights relating to String Ribbon Technology.

                  (i) Prosecution and Maintenance; Sole Inventions Related to E Technology. Each Party shall have sole right, at its option, to control the filing for, prosecution and maintenance of any Intellectual Property Rights that claim or disclose inventions that the Party solely owns, subject to the following. To the extent that VentureCo elects not to file, prosecute or maintain any Intellectual Property Right relating to VentureCo's solely-owned Intellectual Property Rights relating to the E IP provided under this Agreement, or pay any fee related thereto, VentureCo shall notify E, and E shall have the right, at its option, to control the filing, prosecution and/or maintenance of any such Intellectual Property Right, and VentureCo, at E's written request, shall transfer and assign all of its right, title and interest to such Intellectual Property Right to E. In the event of such transfer, VentureCo retains a world-wide, non-exclusive, non-transferable, perpetual, irrevocable, royalty-free, sublicensable license of such transferred Intellectual Property Rights.

                                                                    CONFIDENTIAL

                  (ii) Other Prosecution and Maintenance. To the extent that VentureCo elects not to file, prosecute or maintain any Intellectual Property Right relating solely to VentureCo's solely-owned Intellectual Property Rights other than Intellectual Property Rights relating to improvements to the E IP provided under this Agreement or the Q IP provided under the Q License Agreement, VentureCo shall notify E and Q, and E and Q shall have the right to jointly control the filing, prosecution and/or maintenance of any such Intellectual Property Right, and VentureCo, at E and Q's written request, shall transfer and assign all right to such Intellectual Property Right to the joint ownership of E and Q. In the event that either E or Q elects not to participate in the filing, prosecution or maintenance of any Right, the other Party shall have the right, at its option, to control the filing, prosecution and/or maintenance of such Intellectual Property Right, and VentureCo shall, at such Party's request, transfer and assign all of its right, title and interest to such Party. In the event of such transfer, VentureCo retains a world-wide, non-exclusive, non-transferable, perpetual, irrevocable, royalty-free, sublicensable license of such transferred Intellectual Property Rights which were originally solely owned by VentureCo.

            (c) Expenses and Assistance. To the extent a Party controls the foregoing filing, prosecution and maintenance activities of any Jointly Owned Intellectual Property Rights (or, pursuant to SECTION 5.1 (Ownership), another Party's Intellectual Property Right), such controlling entity shall be responsible for all costs and expenses incurred in connection therewith. In such cases, subject to the foregoing, VentureCo shall reasonably assist the Jointly Inventing Parties, as the Jointly Inventing Parties reasonably request, in Jointly Inventing Parties' efforts to file for, prosecute and/or maintain the Jointly Owned Intellectual Property Rights.

            (d) Employee Inventors. VentureCo shall take all necessary measures to secure all right, title and interest in inventions that are made by its employees under the regulations of the German Employee Inventor Law (Arbeitnehmererfindergesetz) to the maximum extent available under applicable law such that VentureCo may carry out its obligations of this ARTICLE 5 (Intellectual Property Rights) and the Parties may obtain and exercise their rights to the applicable Intellectual Property Rights to the full extent and term available under applicable law. In connection therewith, VentureCo will comply with all applicable laws including without limitation any obligations to employees under applicable law with respect to employee inventions.

      5.2 Enforcement of Jointly Owned Intellectual Property Rights. Each Party shall promptly notify the other Party if it becomes aware of a possible infringement by a Third Party of any Jointly Owned Intellectual Property Rights. If either Party desires to take any action against such an infringing or misappropriating Third Party, such Party shall first notify the other Party hereto and consult with such notified Party regarding such action. If the notified Party desires to participate in such action, the Parties shall then jointly and cooperatively pursue such action, in which event they shall bear all costs equally and share in any damages, royalties, license fees or other recoveries equally, provided that either Party may at any time decide not to participate further in such action, in which case any further costs shall be borne by and all damages, royalties, license fees and other recoveries shall be received by the Party which continues to pursue such action. If a Party declines to participate in such action, the other Party shall then have the right to pursue such action alone, and shall bear all costs of and receive all damages, royalties, license fees and other recoveries from such

                                                                    CONFIDENTIAL

action. Notwithstanding the foregoing, if a Party declines to participate in such an action or withdraws from such an action, such Party shall nevertheless, at the request of the other Party, cooperate with the other Party, at the cost of the other Party and subject to any reasonable conditions (including indemnification against counterclaims by the third party), to the extent which may be necessary to enable the other Party to pursue such action effectively, including without limitation joining such action as an indispensable party.

      5.3 Third Party Licenses. To the extent that VentureCo may desire or need rights with respect to any Intellectual Property Rights not licensed hereunder or covered by the representations or warranties of ARTICLE 6 (Warranties), VentureCo shall be solely responsible for obtaining such licenses and paying the associated costs.

      5.4 Further Cooperation. Each of the Parties hereto agrees, upon the reasonable request of the other Party, to the extent consistent with this Agreement, to deliver to the other such records, data or other documents reasonably requested by the other, and to take or cause to be taken all such other actions as are reasonably necessary or desirable in order to permit the other to obtain the full benefits of this Agreement (including the execution of any documents required in connection therewith).

                                    ARTICLE 6

                                   WARRANTIES

      6.1 Representations and Warranties. E hereby represents and warrants to VentureCo that:

            (a) Registered E Intellectual Property. EXHIBIT B is a complete and accurate list of all Registered E Intellectual Property Rights. E will supplement EXHIBIT B bi-annually during the Initial Period and (with respect MNIP used by VentureCo in the Post Termination Period) Post Termination Period, as additional Registered E Intellectual Property Rights are applied for or obtained.

            (b) Completeness. The E IP constitutes all (or a copy of all) of the Intellectual Property owned or Licensable by E that is related to or reasonably necessary for the conduct and operations of VentureCo as currently contemplated to be conducted, including, without limitation, the design, development, manufacture, use, marketing and sale of Licensed Products.

            (c) Non-Infringement. To the knowledge of E, VentureCo's use of the E IP pursuant to this Agreement in the operation of VentureCo as it is contemplated to be conducted following the Closing, including but not limited to the design, development, manufacture, use, marketing and sale of Licensed Products does not, and will not, infringe or misappropriate any Intellectual Property Rights of any Third Party, violate any right of any Third Party (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Without limiting the foregoing, E has not received notice from any Person claiming that such operation or any act, product, Intellectual Property Rights, Technology or service by E

                                                                    CONFIDENTIAL

(including products, Intellectual Property Rights, Technology or services currently under development) infringes or misappropriates any Intellectual Property rights of any Person, violates any right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does E have knowledge of any basis therefor). To the knowledge of E, no Person is infringing or misappropriating any E IP.

            (d) Contracts. EXHIBIT C lists all contracts, licenses and agreements under which both (1) E has been granted Intellectual Property Rights or rights to Technology from Third Parties and (2) such rights are Licensable and constitute E IP licensed hereunder.

      6.2 Remedy. E's sole obligation and liability for E's breach of the representations and warranties provided in this ARTICLE 6 (Warranties) shall be pursuant to ARTICLE 8 (Liability and Limitations of Liability) of the Master Agreement.

      6.3 Disclaimer. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS ARTICLE 6 (WARRANTIES) OR EXPRESSLY PROVIDED IN THE MASTER AGREEMENT, THE PARTIES MAKE NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE. NEITHER PARTY MAKES ANY GUARANTEES TO THE OTHER CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OR COMMERCIAL VIABILITY OF THE ACTIVITIES CONTEMPLATED UNDER THIS AGREEMENT.

                                    ARTICLE 7

                            CONFIDENTIAL INFORMATION

      7.1 Confidential Information. Any Confidential Information exchanged pursuant to this Agreement (and the terms of this Agreement itself) will be governed by SECTION 9.5 (Confidentiality) of the Master Agreement, with the Parties hereunder deemed the Disclosing Party and/or Receiving Party as applicable, provided that, notwithstanding anything to the contrary, each Party may use and distribute any such confidential or proprietary information as reasonably required to exercise its rights under the licenses granted pursuant to ARTICLE 2 (Rights and Licenses).

                                    ARTICLE 8

                                      TERM

      8.1 Term. This Agreement shall become effective as of the Signing Date. The license of SECTION 2.1 (E License Grant to VentureCo) becomes effective only as of the License Effective Date. This Agreement may be terminated only as follows:

                                                                    CONFIDENTIAL

            (a) This Agreement shall terminate automatically and without further action on the part of E or VentureCo in the event that the Termination Date occurs prior to the License Effective Date.

            (b) This Agreement may terminate in the event that E and VentureCo mutually agree in writing to terminate this Agreement (subject to the Master Agreement).

      8.2 Effect of Termination. Upon any termination or expiration of this Agreement, any licenses granted to VentureCo hereunder shall terminate. SECTIONS
2.2 (VentureCo License Grant to E), 2.3 (Reservation of Rights), ARTICLE 7 (Confidential Information), SECTION 8.2 (Effect of Termination) and ARTICLE 9 (General Provisions) shall survive any termination or expiration of this Agreement. SECTION 5.1 (Ownership) shall survive any termination or expiration of this Agreement.

                                    ARTICLE 9

                               GENERAL PROVISIONS

      9.1   Limitation of Liability.

            (a) IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS) THAT RELATE IN ANY WAY TO THIS AGREEMENT, HOWEVER CAUSED ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

            (b) This SECTION 9.1 (Limitation of Liability) shall not limit the remedies that may be available to the Parties pursuant to the Master Agreement or Concurrent Agreements. To the extent required by applicable law, nothing in this SECTION 9.1 (Limitation of Liability) shall limit the remedies that may be available to the Parties for fraud, bodily injury or death.

      9.2 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given as set forth in the Master Agreement as follows:

            As to VentureCo:




            As to E, Inc.:

                  Evergreen Solar, Inc.
                  138 Bartlett Street
                  Marlboro, MA 01752

                                                                    CONFIDENTIAL

                  Attention:                Richard Feldt
                                            Richard Chleboski

            with a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  12 East 49th Street
                  New York, NY 10017  USA

                  Attention:                Robert Sanchez
                                            Robert O'Connor
                  Phone:                    1 212 999-5800
                  Fax:                      1 650 493-6811

            With a copy to:                 Taylor Wessing
                                            Jagerstra(beta)e 51
                                            D-10117 Berlin, Germany
                  Attention:                Dr. Eberhardt Kuhne
                                            Philipp von Alvensleben
                  Phone:                    ++49 30 885636 0
                  Fax:                      ++49 30 885636 46

            In both cases with a copy to    Q-Cells AG
                                            Guardianstr. 16
                                            D-06766 Thalheim
                  Attention:                Anton Milner
                                            Dr. Hartmut Schuening

                  Phone:                    +49-34 94-66 8-60
                  Fax:                      +49-34 94-66 8-777

            with a copy to:                 VAN AUBEL Rechtsanwaelte
                                            Leibnizstr. 49
                                            D-10629 Berlin, Germany
                  Attention:                Dr. Thomas van Aubel
                  Phone:                    +49-30-31 51 90 0
                  Fax:                      +49-30-31 51 90 90

      or, in each case, at such other address as may be specified in writing to the other Parties hereto.

      9.3 Language. All documentation, communication and services in connection with this Agreement in shall be in English.

                                                                    CONFIDENTIAL

      9.4   Amendments and Waivers.

            (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

            (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any or other further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      9.5 Assignment. Other than as expressly otherwise provided herein, this Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto and the prior written consent of Q; provided, however, that neither Party shall be obligated to obtain the consent of the other Party under this SECTION 9.5 (Assignment) solely by virtue of a Change of Control of such Party, and such Party shall have the right to assign this Agreement, in its entirety including all rights and obligations, to such Party's successor in such Change of Control. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Any assignment or transfer (including through a change of control) of this Agreement in violation of this SECTION 9.5 (Assignment) shall be null and void.

      9.6 Entire Agreement; Severability. This Agreement, together with the Master Agreement and Concurrent Agreements, constitutes the entire agreement between the Parties hereto and any of such Parties' respective affiliates with respect to the subject matter of this Agreement and supersedes all prior communications, agreements and understandings, both oral and written, with respect to the subject matter of this Agreement. In the event any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the Parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the Parties' intent in entering into this Agreement.

      9.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties may be entitled to seek an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in a German court, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.8 Governing Law and Dispute Resolution. This Agreement shall be construed in accordance with and governed by the laws of the Federal Republic of Germany.

                                                                    CONFIDENTIAL

      All disputes arising in connection with this Agreement or its validity or any agreement provided herein which cannot be resolved by mutual agreement of the Parties shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law (except for challenges to the validity of shareholder resolutions which shall be submitted to the competent court in Berlin). The place of arbitration is Berlin, Germany. The arbitral tribunal consists of three arbitrators. The arbitrators must be capable of being appointed a judge in accordance with the relevant German legal rules. The substantive law of the Federal Republic of Germany is applicable to the dispute. The language of the arbitral proceedings is English.

      9.9 Compliance with Laws and Regulations. Each Party will comply with all applicable laws, regulations and ordinances.

      9.10 Export. No Party shall export or re-export, directly or indirectly, any technical information disclosed hereunder or direct product thereof to any destination prohibited or restricted by the applicable export control regulations, including the U.S. Export Administration Regulations and regulations of Germany, without the prior authorization from the appropriate governmental authorities. Without limiting the foregoing, E shall be responsible for obtaining government approvals, permits or the like necessary for the export of its technology from the United States to VentureCo in Germany, and VentureCo shall be responsible for obtaining all government approvals, permits or the like required for the import of any technology to VentureCo and into Germany and for the export of any technology or products by VentureCo from Germany.

      9.11 Force Majeure. No Party shall be liable to another Party for failure to perform its obligations under this Agreement if such failure is caused by any event or condition not reasonably within the control and anticipation of the affected Party, including, without limitation, by fire, flood, typhoon, earthquake, explosion, strike, labor trouble or other industrial disturbance, unavoidable accident, war (declared or undeclared), act of terrorism, sabotage, embargo, riot, or any other cause beyond the control of the Parties, provided that the affected Party promptly notifies the other Party of the occurrence of such event or condition and takes reasonable steps necessary to resume performance of its obligations so interfered with.

      9.12 Independent Contractors. The Parties hereto are independent contractors. Nothing contained herein or done pursuant to this Agreement shall constitute either Party the agent of the other Party for any purpose or in any sense whatsoever, or constitute the Parties as partners or joint venturers.

      9.13 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any person or entity other than the Parties hereto (and their permitted assigns) any rights or remedies hereunder.

      9.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

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                                                                    CONFIDENTIAL

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                                      -20-

                                                                    CONFIDENTIAL

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 Evergreen Solar, Inc.



                                 By:  /s/ Richard M Feldt
                                      ------------------------------------------
                                      Name: Richard M Feldt
                                      Title: Pres & CEO

                                 EverQ GmbH



                                 By:  /s/ Peter Rush     /s/ Hartmut Schuning
                                      ------------------------------------------
                                      Name: Peter Rusch Hartmut Schuning
                                      Title: Managing Director Managing Director

                                    EXHIBIT A

                  E INTELLECTUAL PROPERTY RIGHTS & E TECHNOLOGY

                             PART 1 - INCLUDED ITEMS

      [*]


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
                 PART 2 - ITEMS WHICH MAY BECOME MATERIAL NEW IP

      [*]


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
                             PART 3 - EXCLUDED ITEMS

      [*]


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
      [*]


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
                                    EXHIBIT B

                    REGISTERED E INTELLECTUAL PROPERTY RIGHTS

      [*]


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
                                    EXHIBIT C

                      CONTRACTS INCLUDED AS LICENSABLE E IP

      [*]


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      [*] This provision is the subject of a Confidential Treatment Request.